Exhibit 3.2

CERTIFICATE OF AMENDMENT OF

RESTATED CERTIFICATE OF INCORPORATION OF

NABI BIOPHARMACEUTICALS

Nabi Biopharmaceuticals, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify as follows:

1. That the Board of Directors of the Corporation duly adopted resolutions setting forth a proposed amendment of the Restated Certificate of Incorporation, as amended, of the Corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of the Corporation for consideration thereof. The amendment is as follows:

The Restated Certificate of Incorporation, as amended, of the Corporation be amended by deleting Article “FIRST” thereof and substituting the following in lieu thereof:

“FIRST: The name of the Corporation is Biota Pharmaceuticals, Inc.”

2. That thereafter, pursuant to a resolution of its Board of Directors, a special meeting of the stockholders of the Corporation was duly called and held, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware, at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

3. That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

4. This Certificate of Amendment shall become effective at 5:01 p.m., Eastern Standard Time, on Thursday, November 8, 2012.

IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed by its authorized officer as of November 7, 2012.

NABI BIOPHARMACEUTICALS

By:	/s/ Raafat E.F. Fahim
Name:	Raafat E.F. Fahim, Ph.D.
Title:	President and Chief Executive Officer